Exhibit 99.1

FOR IMMEDIATE RELEASE

April 1, 2024

	Contact:	Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES DIVIDEND INCREASE

FREEHOLD, NJ, April 1, 2024…......On April 1, 2024, UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) announced today that its Board of Directors approved a 4.9% increase in the Company’s quarterly common stock dividend, raising it to $0.215 per share from $0.205 per share. The dividend is payable June 17, 2024, to shareholders of record at the close of business on May 15, 2024. This represents an annual dividend rate of $0.86 per share.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce a fourth consecutive annual increase of our common stock dividend. In 2023, we experienced three consecutive quarters of normalized FFO per share growth. Manufactured homes for sale or rent remain highly desirable housing for households earning $40,000 per year and more. Our supply and inventory issues are behind us and we anticipate future occupancy, revenue and earnings growth.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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